Exhibit 10.1

May 20, 2022

Steve Lo

Chief Executive Officer

Zosano Pharma Corporation

34790 Ardentech Court

Fremont, CA 94555

Dear Mr. Lo:

We refer to the Master Lease Agreement dated as of September 25, 2018 (as the same may from time to time have been amended, restated, or otherwise modified, the “Lease Agreements”) by and between Trinity Capital Funding III, L.P. as predecessor in interest to Trinity Capital Inc. (“Lessor”) and Zosano Pharma Corporation (“Lessee”). Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease Agreements.

Lessee has advised Lessor that it intends to repay all amounts due and owing under the Lease Agreements and has requested that Lessor provide Lessee with appropriate pay-off amounts owing by Lessee to Lessor under the Lease Documents (as defined below). The pay-off amounts due to Lessor from Lessee as of May 20, 2022 (the “Computation Date”) under the Lease Documents is as follows (the “Pay-Off Amount”):

Pay-Off Amounts:

Pay-Off Amount
Total Amount Due	$1,250,000.00

The foregoing Pay-Off Amount balance assumes (1) no additional credit extensions under the Lease Agreements; and (2) that any outstanding payments received by Lessor in the normal course of business from the Lessee have cleared the Lessor’s bank.

The Pay-Off Amount shall be wired as follows:

Bank Name: Wells Fargo Bank, N.A.

Bank Address: 420 Montgomery Street, San Francisco, CA 94104

Bank Routing #:

Account Name: Trinity Capital Inc.

Bank Account #:

Reference: Zosano Payoff

Effective immediately upon Lessor’s receipt, via wire, of payment in full in cash of the Pay-Off Amount (the date of Lessor’s receipt of the Pay-Off Amount being the “Pay-Off Date”), without further action on the part of the parties hereto (i) all indebtedness and obligations of Lessee to the Lessor, including but not limited to such indebtedness, liabilities and obligations under the Lease Agreements, the other Lease Documents and any other related Lease and collateral security documents (collectively, the “Lease Documents”) shall be paid and discharged in full; (ii) any unfunded commitments to make credit extensions or financial accommodations pursuant to the Lease Agreements shall be terminated; (iii) all liens, collateral assignments, security interests, guaranties, pledges and other collateral of every type at any time granted to or held by the Lessor as security for such indebtedness, liabilities and obligations shall be automatically terminated, and (iv) all other obligations of Lessee under the Lease Documents shall be deemed terminated; except for such obligations that are expressly specified in any Lease Document as surviving that respective agreement’s termination.

Upon Lessor’s receipt of the Pay-Off Amount, Lessor automatically and irrevocably relinquishes, releases, and waives all liens and security interests granted to Lessor in connection with the Lease Documents and its relationship with the Lessee, authorizes Lessee (or its designees, agents or representatives) to file any necessary UCC-3 Termination Statements, and agrees to promptly (1) deliver notices to terminate any deposit or securities account control agreements including the notices of termination, (2) return any possessory collateral held by Lessor as collateral security, (3) execute and deliver any other documents necessary to evidence or effectuate the foregoing release and termination.

This Pay-Off letter is valid until May 31, 2022. If full Pay-Off Amount is not received by Lessor before 4:00PM Pacific time on May 31, 2022, Lessor will resume payment schedule legally agreed upon by both parties.

[Signature Page Follows]

Very truly yours,

TRINITY Capital Inc.,

a Maryland corporation

By:	/s/ Sarah Stanton
Name:	Sarah Stanton
Title:	General Counsel & Chief Compliance Officer

Agreed and acknowledged by:

Zosano Pharma Corporation

a Delaware corporation

By:	/s/ Steve Lo
Name:	Steve Lo
Title:	Chief Executive Officer

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